Exhibit 10.1
WAIVER AND RELEASE AGREEMENT
United Natural Foods, Inc. (the “Company”) and Jill Sutton (“Employee” or “me” or “I”) are parties to that certain Amended and Restated Severance Agreement effective as of October 23, 2019 (the “Severance Agreement”). This Waiver and Release Agreement (the “Release”) is entered into by and between the Company and Employee in connection with Employee’s termination of employment with the Company effective as of December 10, 2021 (the “Termination Date”). In consideration of the payments and benefits set forth herein Employee hereby acknowledges, understands and agrees to the following:
1.    Payments and Benefits Provided. In consideration for this Release, the Company will provide Employee with the payments and benefits set forth in this Section 1. Employee will not be entitled to any of the payments and benefits set forth herein (or under the Severance Agreement or the Equity Plan) unless Executive executes this Release in accordance with its terms, does not revoke it and it becomes effective. For purposes of this Release, the term “Payment Date” means the first payroll date following the 60th day following the Termination Date.
(A)    Cash severance payments as follows to which Employee would be entitled under the Severance Agreement pursuant to Section 2 thereof:
(i)    A cash payment in an amount equal to $614,800 (one times Employee’s annual base salary), payable in substantially equal instalments in accordance with the Company’s payroll schedule for employees whose employment has not terminated over the period commencing on the Payment Date and ending on the first anniversary of the Payment Date.
(ii)    The Pro-Rated Portion (as defined in the Severance Agreement) of the incentive compensation that Employee would otherwise receive for the Company’s 2022 fiscal year if Employee’s Termination Date had not occurred prior to the end of the 2022 fiscal year, based on actual performance and payable at the time that incentive compensation is paid for the Company’s 2022 fiscal year to similarly-situated employees of the Company whose employment did not terminate prior to the end of the fiscal year.
(iii)    A cash payment equal to $35,000 (the COBRA Amount as defined in Section 2 of the Severance Agreement), payable in a lump sum as of the Payment Date.
(B)    Cash severance payments as follows to which Employee is not entitled under the Severance Agreement or otherwise but which the Company has agreed to pay to Employee as additional consideration for this Release:
(i)    A cash payment in an amount equal to $307,400 (one-half Employee’s annual base salary), payable in substantially equal installments in accordance with the Company’s payroll schedule over the six month period commencing on the first anniversary of the Payment Date. This payment is in addition to any payments to which Employee would otherwise be entitled pursuant to the Severance Agreement.
(ii)    A cash payment in an amount equal to $783,870 (1.5 times Employee’s target annual bonus for fiscal 2022), payable in a lump sum as of the Payment Date.
    (C)    Equity award treatment as follows: outstanding Performance-Based Vesting Restricted Share Unit Awards and Restricted Share Unit Awards (collectively, “Equity Awards”) granted to

Employee under the Company’s 2020 Equity Incentive Plan (the “Equity Plan”) shall be governed by the terms of the Equity Plan and the applicable award agreements; provided, however, that the Company has agreed, in consideration of this Release and solely for purposes of such Equity Awards, to treat Executive’s Termination Date as a Separation from Service without Cause (as defined in the Equity Plan), with the long-term incentive payments to be provided thereunder as described and set forth in the Payment Summary provided by the Company to me on December 10, 2021.

All payments hereunder shall be subject to applicable taxes and shall be subject to withholding in accordance with applicable law.

2.    General Release. In consideration of the foregoing, including, without limitation, payment to me of the determined amounts set forth under Section 1, I unconditionally release the Company and all of its partners, affiliates, parents, predecessors, successors and assigns, and their respective officers, directors, trustees, employees, agents, administrators, representatives, attorneys, insurers or fiduciaries, past, present or future (collectively, the “Released Parties”) from any and all administrative claims, actions, suits, debts, demands, damages, claims, judgments, or liabilities of any nature, including costs and attorneys’ fees, whether known or unknown, including, but not limited to, all claims arising out of my employment with or separation from the Company and (by way of example only) any claims for bonus, severance, or other benefits, apart from the benefits set forth in the Severance Agreement and the additional payments contemplated in Section 1 of this Release; claims for breach of contract, wrongful discharge, tort claims (e.g., infliction of emotional distress, defamation, negligence, privacy, fraud, misrepresentation); claims under federal, state and local wage and hour laws and wage payment laws; claims for reimbursements; claims for commissions; or claims under the following, in each case, as amended: 1) Title VII of the Civil Rights Act of 1964 (race, color, religion, sex and national origin discrimination); 2) 42 U.S.C. § 1981 (discrimination); 3) the Equal Pay Act of 1963, 29 U.S.C. § 206(d) (1) (equal pay); 4) Executive Order 11246 (race, color, religion, sex and national origin discrimination); 5) Age Discrimination in Employment Act and Executive Order 11,141 (age discrimination); (6) the Americans with Disabilities Act of 1990 (“ADA”), 42 U.S.C. § 12101, et seq.; 7) the Family and Medical Leave Act; 8) the Immigration Reform and Control Act; 9) the Sarbanes-Oxley Act; 10) the Dodd-Frank Wall Street and Consumer Protection Act; 11) the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; 12) the Vietnam Era Veterans Readjustment Assistance Act; 13) §§ 503-504 of the Rehabilitation Act of 1973 (handicap discrimination); and 14) the Rhode Island Civil Rights Act and all other state, federal, or local laws, statutes, regulations, common laws or claims at equity, relating to conduct or events occurring prior to the date of this Release.
3.    General Release Exclusions. This Release shall not extend to or include the following: (a) any rights or obligations under applicable law which cannot be waived or released pursuant to an agreement, such as the right to file a charge with or participate in an investigation by a government agency such as the Equal Employment Opportunity Commission (although I waive any right to monetary recovery should any agency pursue any claims on my behalf, except that I may receive money properly awarded by the U.S. Securities and Exchange Commission as a securities whistleblower incentive); (b) any rights or claims that arise after the date of this Release; (c) any rights I have under this Release; (d) any rights I have pursuant to any plan, program or agreement subject to the Employee Retirement Security Act of 1974, as amended (“ERISA”); (e) any rights I or my beneficiaries may have to continued medical coverage under the continuation coverage provisions of the Code, ERISA or applicable state law; (f) any rights I may have to indemnification under state or other law or the Certificate of Incorporation or by-laws of the Company and its affiliated companies, under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when I was a director or officer of the Company or any affiliated company; (g) any rights to make disclosures permitted under Section 5(a) of the Severance Agreement; or (h) any failure to pay me the payments contemplated under the Severance Agreement and the additional payments set forth in Section 1 hereof. I represent and warrant that, as of the Effective Date (as defined below) of this Release, I have not assigned or transferred any claims of any nature that I would otherwise have against the Company, its successors or assigns. I further agree to waive my rights under any other statute or regulation, state or federal, which provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.

4.    Intent of Release; Covenant Not to Sue. I intend this Release to be binding on my successors, and I specifically agree not to file or continue any claim in respect of matters covered by this Release. I further agree never to institute any suit, complaint, proceeding, grievance or action of any kind at law, in equity, or otherwise in any court of the United States or in any state, or in any administrative agency of the United States or any state, county or municipality, or before any other tribunal, public or private, against the Company arising from or relating to my employment with or my termination of employment from the Company and/or any other occurrences to the date of this Release, other than a claim challenging the validity of this Release under the ADEA or in connection with the enforcement of the payments described in Section 1 hereof or to enforce any rights I have under this Release.
5.    Whistleblowing. I agree that (i) no one interfered with my ability to report within the Company possible violations of any law, and (ii) it was the Company’s policy throughout my period of employment to encourage such reporting.
6.    Survival of Certain Severance Agreement Provisions. I agree that the provisions of Section 5 (Restrictive Covenants) of the Severance Agreement survive the termination of my employment together with any applicable definitions used in such Section. In order to receive the payments and benefits under this Release, I have no obligation to seek or obtain other employment, and the amounts paid to me under this Release will not be reduced as a result of earnings outside the Company after my Termination Date.
7.     Acknowledgments. I further acknowledge and agree that:
(A) My waiver of rights under this Release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”);
(B) I understand the terms of this Release;
(C) The consideration offered by the Company under the Agreement in exchange for the signing of this Release represents consideration over and above that to which I would otherwise be entitled, and that the consideration would not have been provided had I not agreed to sign this Release and do not sign this Release;
(D) The Company is hereby advising me in writing to consult with an attorney prior to executing this Release;
(E) The Company is giving me a period of twenty-one (21) days within which to consider this Release;

(F) Following my execution of this Release, I have seven (7) days in which to revoke this Release by written notice. An attempted revocation not actually received by the Company prior to the revocation deadline will not be effective;
(G) This entire Release shall be void and of no force and effect if I choose to so revoke, and if I choose not to so revoke this Release shall then become effective and enforceable.
This Section does not waive rights or claims that may arise under the ADEA after the date I sign this Release. To the extent barred by the OWBPA, the covenant not to sue contained in Section 4 does not apply to claims under the ADEA that challenge the validity of this Release.
To revoke this Release, I must send a written statement of revocation to:
United Natural Foods, Inc.
313 Iron Horse Way
Providence, Rhode Island 02908
Attn: Chief Human Resources Officer
The revocation must be received no later than 5:00 p.m. on the seventh day following my execution of this Release. If I do not revoke, the eighth day following my acceptance will be the “Effective Date” of this Release.
I acknowledge that I remain bound by, and reaffirm my intention to comply with, continuing obligations under any agreements between myself and the Company, as presently in effect, including, but not limited to, my post-employment obligations set forth in the Agreement.
BY SIGNING THIS RELEASE, I ACKNOWLEDGE THAT: I HAVE READ THIS RELEASE AND UNDERSTAND ITS TERMS; I HAVE HAD THE OPPORTUNITY TO REVIEW THIS RELEASE WITH LEGAL OR OTHER PERSONAL ADVISORS OF MY OWN CHOICE; I UNDERSTAND THAT BY SIGNING THIS RELEASE I AM RELEASING THE RELEASED PARTIES OF ALL CLAIMS AGAINST THEM; I HAVE BEEN GIVEN TWENTY-ONE DAYS TO CONSIDER THE TERMS AND EFFECT OF THIS RELEASE AND I VOLUNTARILY AGREE TO ITS TERMS.
SIGNED this 12th day of December, 2021.

By:     /s/ Jill Sutton
Jill Sutton
    /s/ Danielle Benedict CHRO 12/15/2021
Danielle Benedict

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